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EXHIBITS 5.1 AND 23.2
OPINION OF DAVIS POLK & WARDWELL LLP

June 20, 2019
GAIN Capital Holdings, Inc.
Bedminster One
135 Route 202/206
Bedminster, NJ 07921

Ladies and Gentlemen:
We have acted as special counsel to GAIN Capital Holdings, Inc., a Delaware corporation (the “Company”), and are delivering this opinion in connection with the filing of the Company’s Registration Statement on Form S‑8 (the “Registration Statement”) with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 500,000 shares of its common stock, par value $0.00001 per share (the “Securities”), issuable pursuant to the Company’s 2011 Employee Stock Purchase Plan (the “Plan”).
We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.
In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.
On the basis of the foregoing, we are of the opinion that the Securities have been duly authorized and, when and to the extent issued pursuant to the Plan upon receipt by the Company of the consideration for the Securities specified therein, will be validly issued, fully paid and non-assessable.
We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Davis Polk & Wardwell LLP ____________________________________ Davis Polk & Wardwell LLP